Exhibit 99.1
Global Water Resources Reports Full Year 2024 Results

PHOENIX, AZ – March 5, 2025 – Global Water Resources, Inc. (NASDAQ: GWRS), a pure-play water resource management company, reported results for the full year ended December 31, 2024. All comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 1:00 p.m. Eastern time tomorrow to discuss the results (see dial-in information below).
Financial Highlights
•Regulated revenue increased 4.9% to $52.7 million, primarily due to organic connection growth.
•Total revenue decreased 0.6% to $52.7 million, with the decline due to $2.8 million in unregulated revenue related to infrastructure coordination and financing agreements (ICFAs) in 2023 that did not recur in 2024.
•Net income decreased 27.5% to $5.8 million or $0.24 per share, compared to $0.33 per share in 2023. The primary driver of the decrease was ICFA revenue recognized in 2023 that did not recur in 2024.
•Adjusted net income increased 2.0% to $6.3 million or $0.26 per share, compared to $0.26 per share in 2023 (see definition of adjusted net income and EPS, non-GAAP terms, and their reconciliations to GAAP, below).
•Adjusted EBITDA increased 5.2% to $26.7 million (see definition of adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).
•Cash and cash equivalents totaled $9.0 million at December 31, 2024.
•In November 2024, announced an increase in dividend to $0.30396 per share on an annualized basis. The first monthly dividend payment at the new rate was paid on December 30, 2024 to holders of record on December 16, 2024.
Operational Highlights
•Total active service connections increased 4.4% to 64,520 at December 31, 2024 as compared to year-end 2023.
•Water consumption increased 3.3% to 4.16 billion gallons in 2024.
•Invested $32.3 million in infrastructure projects to support existing utilities and continued growth.
Subsequent Events
•On January 10, 2025, the company filed a unanimous settlement agreement related to the Global Water – Farmers Water Company, Inc. (GW-Farmers) general rate case application that had been filed with the Arizona Corporation Commission (ACC) on June 27, 2024. The settlement agreement, if approved, would provide $1.1 million in additional revenue on an annualized basis to support the company’s infrastructure investment. It would be implemented in three stages: 50% on May 1, 2025, 25% on November 1, 2025, and 25% on May 1, 2026.
•In January 2025, the company appointed water industry veteran, Robert J. Kuta, as EVP of engineering and environmental resources. Kuta will support the company’s ongoing efforts to further enhance its water and wastewater services and prepare for greater regional expansion.
•On January 22, 2025, the company received a Certificate of Convenience and Necessity permit from the ACC to provide water service to seven isolated public water systems formerly receiving service from the City of Tucson. The company expects to complete the acquisition in the first half of 2025, subject to customary closing conditions.

•On March 5, 2025, the company filed a general rate case application related to the Global Water – Santa Cruz Water Company, Inc. and Global Water – Palo Verde Utilities Company, Inc., requesting a net increase to its annual revenues of $6.5 million with the proposed first phase to be implemented in May 2026 and the second phase in January 2027.
Management Commentary
“In 2024, we continued to grow our customer base and regulated revenue at a notable pace when you consider the ongoing interest rate environment,” commented Global Water Resources president and CEO, Ron Fleming. “The increase in regulated revenue for the year was primarily attributable to the organic growth in active water and wastewater connections and increased consumption. The increase was also due to our scheduled rate increase related to GW-Saguaro that went into effect in the second half of the year.
“We began 2025 welcoming to our team a respected industry veteran and executive, Robert J. Kuta, who brings extensive experience and strong record of achievement. We have great confidence that Rob’s diverse skill set will enhance our organizational performance. In coordination with our exceptional existing team, Rob will develop and execute infrastructure and environmental programs for the benefit of our growing regional communities, while maintaining compliance as our top mandate.
“The anticipated approval of our GW-Farmers general rate case represents the next step in our consolidation plan to improve this utility for our customers and the broader Sahuarita community. The proposed settlement agreement is under advisement with the ACC administrative law judge, and we anticipate a decision in the first half of 2025.
“In February, we notified the ACC of our intention to file a rate case for both GW-Santa Cruz and GW-Palo Verde, our largest utilities in Pinal County. We have begun stakeholder outreach for the rate case, which was filed on March 5, 2025.
“Our extensive infrastructure investments in and around the City of Maricopa have advanced our mission of providing water security for area communities. Over the past 20 years, we have developed robust water solutions for Arizona communities in coordination with local, state and federal agencies, and we are now preparing to implement what could be our largest capital improvement program yet.
“We remain dedicated to bringing the benefits of consolidation, regionalization and proactive environmental stewardship to the communities we serve as well as others nearby. In this regard, we anticipate completing our previously announced plan to acquire seven water systems from the City of Tucson in the first half of this year, subject to customary closing conditions.
“The acquisition would expand our service area in Pima County by approximately 2,200 water service connections. Meanwhile, we continue to evaluate a number of other potential acquisitions within the Arizona Sun Corridor.
“Our service areas in Arizona's Sun Corridor showed signs of significant growth in 2024, with single-family permits increasing by 102 or 11.5% in the City of Maricopa and up 4,574 or 20.3% across Greater Phoenix, as compared to 2023. It is also worth noting that permits for multi-family dwelling units in the City of Maricopa increased by 564 units or 88.7% in 2024 versus 2023.
“Driving organic growth remains our top priority, which includes expanding connections within our existing service areas. In addition, as you can see by all the activity, we will also be focused on implementing strategic rate adjustments in all our service areas.
“We anticipate continued growth in active service connections in line with the projected increase in single-family housing permits. According to the Greater Phoenix Blue Chip Panel, single-family permits in the Phoenix metropolitan area will increase by approximately 6.8% in 2025, rising from a consensus estimate of 27,752 permits in 2024 to 29,652 permits in 2025.
“For 2025 and beyond, we will remain committed to providing exceptional water service while advancing our mission of expanding and consolidating water and wastewater utilities. We believe this focus will generate meaningful benefits for our communities and enhance long-term shareholder value.”

Financial Summary
Revenues

	Year Ended		Favorable (Unfavorable)
	December 31,		2024 vs. 2023
	2024	2023	$	%
Water service	$26,064	$24,860	$1,204	4.8%
Wastewater and recycled water service	26,628	25,382	1,246	4.9%
Total regulated revenue	52,692	50,242	2,450	4.9%
Unregulated revenue	—	2,786	(2,786)	(100.0)%
Total revenue	$52,692	$53,028	$(336)	(0.6)%
The increase in regulated revenue in 2024 as compared to 2023 was primarily attributable to the organic growth in active water and wastewater connections, increased water and recycled water consumption and higher rates for GW-Saguaro resulting from the GW-Saguaro general rate case, effective in July 2024. The increased consumption was predominantly driven by the increase in active connections.
Unregulated revenue in 2023 was related to ICFA revenue, which did not recur in 2024. ICFAs are agreements the company entered into with developers and homebuilders whereby Global Water provides services to plan, coordinate and finance the water and wastewater infrastructure that would otherwise be required to be performed or subcontracted by the developer or homebuilder. Revenue associated with these agreements is variable and dependent on the timing of activities by individual developers and homebuilders. For additional information on ICFAs, refer to the company’s Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on March 5, 2025.
Operating Expenses

	Year Ended		Favorable (Unfavorable)
	December 31,		2024 vs. 2023
	2024	2023	$	%
Personnel costs - operations and maintenance	$5,014	$4,411	$(603)	(13.7)%
Utilities, chemicals and repairs	3,927	3,767	(160)	(4.2)%
Other operations and maintenance expenses	4,785	4,491	(294)	(6.5)%
Total operations and maintenance expense	13,726	12,669	(1,057)	(8.3)%
Personnel costs - general and administrative	9,173	8,684	(489)	(5.6)%
Professional fees	1,687	2,018	331	16.4%
Other general and administrative expenses	6,022	5,934	(88)	(1.5)%
Total general and administrative expense	16,882	16,636	(246)	(1.5)%
Depreciation and amortization	12,720	11,437	(1,283)	(11.2)%
Total operating expenses	$43,328	$40,742	$(2,586)	(6.3)%
Operations and Maintenance
The increase in personnel costs was primarily attributable to higher salary and wage costs of $0.3 million and increased medical costs of $0.3 million.
Higher utilities, chemicals and repairs were primarily the result of increased costs of power purchased to operate pumps and other related equipment.
The increase in other operations and maintenance expenses was primarily driven by higher phone, internet and IT services of $0.3 million.
General and Administrative
Personnel costs included in general and administrative expenses increased as a result of higher salary and wages costs of $0.5 million, increased hiring and moving costs of $0.4 million and escalated medical costs of $0.1 million.

Partially offsetting these personnel costs was a $0.2 million decrease in all other personnel costs and a $0.2 million decrease in deferred compensation.
The decrease in professional fees was primarily attributable to a $0.2 million decrease in acquisition related fees and a $0.2 million decrease in other legal fees, all of which was partially offset by a $0.1 million increase in audit and tax preparation fees.
Depreciation and Amortization
The increase for the year ended December 31, 2024 as compared to the year ended December 31, 2023 was substantially attributable to a 10.0% increase in depreciable fixed assets.
Other Expense
Other expense totaled $1.5 million for the year ended December 31, 2024 compared to $1.4 million for the same period in 2023. The increase of $0.1 million was substantially due to a $0.3 million increase in interest expense, net of interest income, primarily due to the issuance of 6.91% Senior Secured Notes in January 2024, and losses on the disposal of assets resulting in $0.4 million of additional expense. The increase in total other expense was partially offset by higher income associated with Buckeye growth premiums of $0.5 million that resulted from additional new meter connections in the area.
Net Income
Net income decreased $2.2 million or 27.5% to $5.8 million or $0.24 per share in 2024, compared to net income of $8.0 million or $0.33 per share in the same period of 2023. The primary driver of the decrease was ICFA revenue recognized in 2023 that did not recur in 2024.
Adjusted Net Income
Adjusted net income increased $0.1 million or 2.0% to $6.3 million or $0.26 per share in 2024, compared to adjusted net income of $6.2 million or $0.26 per share in 2023.
Adjusted EBITDA
Adjusted EBITDA increased $1.3 million or 5.2% to $26.7 million in 2024, compared to $25.3 million in the same period in 2023.
Dividend Policy
In November 2024, the company announced an increase in dividend to $0.30396 per share on an annualized basis. The company recently declared a monthly cash dividend of $0.02533 per common share (or $0.30396 per share on an annualized basis), payable on March 31, 2025, to holders of record at the close of business on March 17, 2025.
Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the ACC. The company plans to continue aggregating water and wastewater utilities, which is expected to enable the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.
Connection Rates
As of December 31, 2024, active service connections increased by 2,729 or 4.4% to 64,520 compared to 61,791 at December 31, 2023, with the increase primarily due to organic growth in the company’s service areas.

Arizona’s Growth Corridor: Positive Population and Economic Trends
Global Water continues to experience an increasing rate of organic growth, evidenced by the company’s year over year organic increase in active connections (i.e., exclusive of acquisition related growth) of 4.4% as of December 31, 2024 as compared to 2.6% for the same period in 2023. According to the most recent U.S. Census estimates, the Phoenix metropolitan statistical area (MSA) is the 10th largest MSA in the U.S. and has an estimated population of 5.1 million, an increase of 4.6% over the 4.8 million people reported in the 2020 Census.
Metropolitan Phoenix continues to grow due to its favorable employment opportunities, excellent weather, large and growing universities, a diverse employment base, and low taxes. The Employment and Population Statistics Department of the State of Arizona predicts that the Phoenix metropolitan area will have a population of 5.8 million people by 2030 and 6.5 million by 2040. Arizona’s job growth increased by 1.7% in 2024, as compared to the same period for the prior year, which ranks the state in the top 20 nationally as of December 31, 2024.
According to the W.P. Carey School of Business Greater Phoenix Blue Chip Real Estate Consensus Panel (the “Greater Phoenix Blue Chip Panel”), the single-family housing market in the Phoenix metropolitan area has experienced a weakness in permits since 2021; however, the outlook for single-family housing is improving. The Greater Phoenix Blue Chip Panel anticipates single-family permit increases in 2025. During 2024, multi-family permits trended upwards.
Arizona is projected to add 478,000 jobs with an annual growth rate of 1.4% through 2032, exceeding the national average. According to the state’s commerce authority, Arizona also received $50 billion in 2024, including contributions from major industry players such as Taiwan Semiconductor, Intel and Procter & Gamble.
Management believes that Global Water is well-positioned to benefit from the growth expected in the Phoenix metropolitan area due to the availability of lots, existing infrastructure in place within the company’s service areas, and increased activity related to multi-family developments.
Conference Call
Global Water Resources will hold a conference call tomorrow to discuss its full year 2024 results, including a question-and-answer period.

Date: Thursday, March 6, 2025
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-833-816-1435
International dial-in number: 1-412-317-0527
Conference ID: 10196547
Webcast (live and replay): here

The conference call webcast is also available via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting to the call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through March 20, 2025.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10196547
About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 32 systems which provide water, wastewater, and recycled water service. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix and Tucson. Global Water recycles over 1 billion gallons of water annually with 17.7 billion gallons recycled since 2004.
The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle that involves owning and operating water, wastewater and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water.

It enables smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth.
Global Water has received numerous industry awards, including national recognition as a ‘Utility of the Future Today’ for its superior water reuse practices by a national consortium of water and conservation organizations led by the Water Environment Federation (WEF). The company also received Cityworks’ Excellence in Departmental Practice Award for demonstrating leadership and creativity in applying public asset management strategies to daily operations and long-term planning.
To learn more, visit www.gwresources.com.
Use of Non-GAAP Measures
This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share. EBITDA is defined for the purposes of this press release as net income before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to management; (iii) restricted stock expense related to awards made to employees and the board of directors; (iv) disposal of assets; and (v) ICFA revenue recognition, as applicable. Adjusted net income and adjusted diluted earnings per common share reflect net income and diluted earnings per common share excluding (i) ICFA revenue; (ii) the amortization related to ICFA intangible assets; and (iii) the tax effects of each of these items, as applicable.
Management believes that EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share are also presented because management believes that they provide our investors additional measures of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA, adjusted EBITDA, and adjusted net income to net income, and a reconciliation of adjusted diluted earnings per common share to diluted earnings per common share, the most comparable GAAP measures, is included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release and the related conference call include certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements about our strategies; expectations about future business plans, prospective performance, growth, and opportunities, including expected growth in and around metropolitan Phoenix and Tucson and the resulting potential for new service connections, as well as the anticipation of continued growth in active service connections in line with the projected increase in anticipated single-family housing permits; future financial performance; regulatory and ACC proceedings, decisions, and approvals, such as the anticipated benefits resulting from rate decisions, including any collective revenue increases due to new water and wastewater rates, as well as the outcome and timing of our rate case and other applications with the ACC; our plans relating to future filings of our rate cases with the ACC; acquisition plans and our ability to complete additional acquisitions, including the anticipated acquisition of seven public water systems from the City of Tucson, the expected increase in active water service connections, and the anticipated timing of the consummation of such acquisition; population and growth projections; technologies, including expected benefits from implementing such technologies; revenues; metrics; operating expenses; trends relating to our industry, market, population and job growth, and housing permits; the adequacy of our water supply to service our current demand and growth for the foreseeable future; liquidity and capital resources; plans and expectations for capital expenditures; cash flows and uses of cash; dividends; depreciation and amortization; tax payments; our ability to repay indebtedness and invest in initiatives; the anticipated impact and resolutions of legal matters; the anticipated impact of new or proposed laws, including regulatory requirements, tax changes, and judicial decisions; the anticipated impact of accounting changes and other pronouncements; and other statements that are not historical facts, as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Additional risks and uncertainties include, but are not limited to, whether all conditions precedent in the asset purchase agreement to acquire the seven public water systems from the City of Tucson will be satisfied and other risks to consummation of the acquisition, including circumstances that could give rise to the termination of the asset purchase agreement and the risk that the transaction will not be consummated without undue delay, cost or expense, or at all. Factors that may also affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings with the SEC. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.
Company Contact:
Michael J. Liebman
CFO and SVP
Tel (480) 999-5104
mike.liebman@gwresources.com
Investor Relations:
Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2024	December 31, 2023
ASSETS
UTILITY PLANT:
Utility plant	$512,993	$465,688
Less accumulated depreciation	(153,614)	(142,367)
Net utility plant	359,379	323,321
CURRENT ASSETS:
Cash and cash equivalents	9,047	3,087
Accounts receivable, net of allowance for credit losses of $163 and $122, respectively	3,233	3,388
Unbilled revenue	3,109	2,755
Taxes, prepaid expenses and other current assets	4,080	2,494
Total current assets	19,469	11,724
OTHER ASSETS:
Goodwill	9,486	10,820
Intangible assets, net	8,427	8,841
Regulatory assets	4,032	2,898
Restricted cash	2,109	1,676
Right-of-use assets	2,157	1,741
Other noncurrent assets	78	74
Total other assets	26,289	26,050
TOTAL ASSETS	$405,137	$361,095
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common stock, $0.01 par value, 60,000,000 shares authorized; 24,570,994 and 24,492,918 shares issued as of December 31, 2024 and December 31, 2023, respectively.	$240	$240
Treasury stock, 344,978 and 317,677 shares at December 31, 2024 and December 31, 2023, respectively.	(2)	(2)
Additional paid-in capital	47,366	47,585
Retained earnings	—	797
Total shareholders’ equity	47,604	48,620
Long-term debt, net	118,518	101,341
Total Capitalization	166,122	149,961
CURRENT LIABILITIES:
Accounts payable	2,051	1,027
Customer and meter deposits	1,609	1,628
Long-term debt, current portion	3,926	3,880
Leases, current portion	871	553
Accrued expenses and other current liabilities	13,801	7,129
Total current liabilities	22,258	14,217
OTHER LIABILITIES:
Line of credit	—	2,315
Long-term lease liabilities	1,450	1,370
Deferred revenue - ICFA	21,517	19,656
Regulatory liabilities	5,386	6,076
Advances in aid of construction	126,467	111,529
Contributions in aid of construction, net	36,834	32,823
Deferred income tax liabilities, net	9,698	8,284
Other noncurrent liabilities	15,405	14,864
Total other liabilities	216,757	196,917
TOTAL CAPITALIZATION AND LIABILITIES	$405,137	$361,095

GLOBAL WATER RESOURCES, INC.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Years Ended December 31,
	2024	2023
REVENUE:
Water service	$26,064	$24,860
Wastewater and recycled water service	26,628	25,382
Unregulated revenue	—	2,786
Total revenue	52,692	53,028

OPERATING EXPENSES:
Operations and maintenance	13,726	12,669
General and administrative	16,882	16,636
Depreciation and amortization	12,720	11,437
Total operating expenses	43,328	40,742
OPERATING INCOME	9,364	12,286

OTHER INCOME (EXPENSE):
Interest income	946	52
Interest expense	(6,098)	(4,882)
Other, net	3,650	3,398
Total other expense	(1,502)	(1,432)

INCOME BEFORE INCOME TAXES	7,862	10,854
INCOME TAX EXPENSE	(2,073)	(2,872)
NET INCOME	$5,789	$7,982

Basic earnings per common share	$0.24	$0.33
Diluted earnings per common share	$0.24	$0.33
Dividends declared per common share	$0.30	$0.30

Weighted average number of common shares used in the determination of:
Basic	24,204,706	24,044,950
Diluted	24,303,340	24,129,542

GLOBAL WATER RESOURCES, INC.
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2024	2023
Cash Flows from Operating Activities:
Net income	$5,789	$7,982
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,720	$11,437
Share-based compensation	1,029	$1,325
Deferred income tax expense	1,473	$2,394
(Gain) loss on disposal of fixed assets	309	$(63)
Right of use amortization	384	$324
Other adjustments	(767)	$112
Changes in assets and liabilities
Accounts receivable and other current assets	(1,986)	(994)
Accounts payable and other current liabilities	(915)	(635)
Other noncurrent assets	565	312
Other noncurrent liabilities	3,184	3,199
Net cash provided by operating activities	21,785	25,393
Cash Flows from Investing Activities:
Capital expenditures	(32,324)	(22,312)
Cash paid for acquisitions, net of cash acquired	(150)	(6,246)
Other cash flows from investing activities	(4)	(40)
Net cash used in investing activities	(32,478)	(28,598)
Cash Flows from Financing Activities:
Dividends paid	(7,298)	(7,185)
Advances and contributions in aid of construction	10,627	1,510
Refunds of advances for construction	(1,355)	(1,171)
Payments for taxes related to net shares settlement of equity awards	(265)	(373)
Principal payments under finance lease	(273)	(525)
Repayments of notes payable	(3,923)	(3,833)
Line of credit borrowings	—	2,315
Line of credit repayments	(2,315)	—
Loan borrowings	22,357	260
Debt issuance costs paid	(418)	—
Proceeds from sale of stock	—	2,748
Other contributions	—	6,700
Other financing activities	(51)	(40)
Net cash provided by financing activities	17,086	406
Increase (Decrease) in cash, cash equivalents, and restricted cash	6,393	(2,799)
Cash, cash equivalents, and restricted cash — Beginning of period	4,763	7,562
Cash, cash equivalents, and restricted cash — End of period	$11,156	$4,763

Supplemental disclosure of cash flow information:

	Year ended December 31,
	2024	2023
Cash and cash equivalents	$9,047	$3,087
Restricted cash	2,109	1,676
Total cash, cash equivalents, and restricted cash	$11,156	$4,763

A reconciliation of net income to EBITDA and Adjusted EBITDA for the years ended December 31, 2024 and 2023 is as follows (in thousands):

	Years Ended December 31,
	2024	2023
Net Income	$5,789	$7,982
Income tax expense	2,073	2,872
Interest income	(946)	(52)
Interest expense	6,098	4,882
Depreciation and amortization	12,720	11,437
EBITDA	25,734	27,121
ICFA revenue	—	(2,786)
Management option expense	—	92
Loss (gain) on disposal of fixed assets	308	(63)
Restricted stock expense	767	972
Acquisition gain resulting from regulatory decision	(37)	—
Gain on adjustment of contingent consideration liability	(119)	—
EBITDA adjustments	919	(1,785)
Adjusted EBITDA	$26,653	$25,336
A reconciliation of net income to adjusted net income for the years ended December 31, 2024 and 2023 is as follows (in thousands):

	Years Ended December 31,
	2024	2023
Net Income	$5,789	$7,982
ICFA revenue	—	(2,786)
ICFA intangible amortization expense	280	414
Loss on disposal of assets[1]	308	—
Gain on adjustment of contingent consideration liability	(119)	—
Acquisition gain loss resulting from regulatory decision	(37)
Income tax effect of items above	114	598
Adjusted Net Income	$6,335	$6,208
1The 2024 loss was related to disposal of certain obsolete assets from the Southwest Plant.

A reconciliation of diluted earnings per share to adjusted diluted earnings per share for the years ended December 31, 2024 and 2023 is as follows:

	Years Ended December 31,
	2024	2023
Diluted earnings per common share	$0.24	$0.33
ICFA revenue	—	(0.12)
ICFA intangible amortization expense	0.01	0.02
Loss on disposal of assets[1]	0.01	—
Income tax effect of items above	—	0.03
Adjusted diluted earnings per common share	$0.26	$0.26
Weighted average number of common shares used in determination of:
Diluted earnings per common share and Adjusted diluted earnings per common share	24,303,340	24,129,542